Exhibit 10.68

ASSET MANAGEMENT ADVISORY AGREEMENT

THIS ASSET MANAGEMENT ADVISORY AGREEMENT (“Agreement”) is made and entered into as of the 1st day of January, 2005, by and among WELLS REAL ESTATE INVESTMENT TRUST, INC., a Maryland corporation (“Wells REIT”), WELLS OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“Wells OP”), and WELLS MANAGEMENT COMPANY, INC., a Georgia corporation (“Asset Advisor”).

W I T N E S S E T H

WHEREAS, Wells REIT has issued shares of its common stock, par value $.01, to the public, has registered with the Securities and Exchange Commission certain additional shares of its common stock to be offered to the public (“Shares”) and may subsequently issue securities other than such Shares (“Securities”);

WHEREAS, Wells REIT intends to continue to qualify as a REIT (as defined below), and to invest its funds in investments permitted by the terms of Wells REIT’s Articles of Incorporation and Sections 856 through 860 of the Code (as defined below);

WHEREAS, Wells OP was organized to acquire, own, operate, lease and manage real estate properties on behalf of Wells REIT;

WHEREAS, Wells REIT desires to avail itself of the experience, sources of information, advice, assistance and certain facilities available to the Asset Advisor and to have the Asset Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of, the Board of Directors of Wells REIT all as provided herein; and

WHEREAS, the Asset Advisor is willing to undertake to render such services, subject to the supervision of the Board of Directors, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, do hereby agree as follows:

1. Definitions. Except as otherwise specified or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Agreement, and the definitions of such terms are equally applicable both to the singular and plural forms thereof:

Acquisition Advisor. Wells Capital, Inc., a Georgia corporation, or any person or entity to which Wells Capital, Inc. or any successor advisor assigns or subcontracts substantially all of its functions.

Acquisition and Advisory Fees. Any and all fees and commissions, exclusive of Acquisition Expenses, paid by any person or entity to any other person or entity (including any fees or commissions paid by or to any Affiliate of Wells REIT or the Acquisition Advisor) in connection with purchase, development or construction of any Property, including, without limitation, real estate commissions, acquisition fees, finder’s fees, selection fees, nonrecurring management fees, consulting fees, loan fees, points, or any other fees or commissions of a similar nature.

Acquisition Expenses. Any and all expenses incurred by Wells REIT, the Acquisition Advisor, or any Affiliate of either in connection with the selection, acquisition or development of any Property, whether or not acquired, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, and title insurance premiums.

Affiliate or Affiliated. As to any individual, corporation, partnership, trust, limited liability company or other legal entity, (i) any Person or entity directly or indirectly through one or more intermediaries controlling, controlled by, or under common control with another Person or entity; (ii) any Person or entity, directly or indirectly owning, controlling, or holding with power to vote ten percent (10%) or more of the outstanding voting securities of another Person or entity; (iii) any officer, director, general partner or trustee of such Person or entity; (iv) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with power to vote, by such other Person; and (v) if such other Person or entity is an officer, director, general partner, or trustee of a Person or entity, the Person or entity for which such Person or entity acts in any such capacity.

Aggregate Share Trading Value. Aggregate Share Trading Value is defined in Section 8(b) hereof.

Appraised Value. Value according to an appraisal made by an Independent Appraiser.

Articles of Incorporation. The Articles of Incorporation of Wells REIT under Title 2 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time.

Asset Advisor. Wells Management Company, Inc., a Georgia corporation, or any person or entity to which Wells Management Company, Inc. or any successor advisor assigns or subcontracts substantially all of its functions hereunder.

Asset Advisory Fees. Asset Advisory Fees are defined in Section 8(a) hereof.

Average Invested Assets. For a specified period, the average of the aggregate book value of the assets of Wells REIT invested, directly or indirectly, in Properties and loans secured by real estate before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period.

Board of Directors or Board. The persons holding such office, as of any particular time, under the Articles of Incorporation of Wells REIT, whether they be the Directors named therein or additional or successor Directors.

Bylaws. The bylaws of Wells REIT, as the same are in effect from time to time.

Cash from Financings. Net cash proceeds realized by Wells REIT, Wells OP or any subsidiary thereof from the financing of any Property or Properties or from the refinancing of any indebtedness of Wells REIT, Wells OP or any subsidiary thereof.

Cash from Sales. Net cash proceeds realized by Wells REIT, Wells OP or any subsidiary thereof from the Sale, exchange or other disposition of any of their respective assets after deduction of all expenses incurred in connection therewith. Cash from Sales shall not include Cash from Financings.

Cash from Sales and Financings. The total sum of Cash from Sales and Cash from Financings.

Cause. With respect to the termination of this Agreement, fraud, criminal conduct, willful misconduct or willful or negligent breach of fiduciary duty by the Asset Advisor or material breach of this Agreement.

Code. Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

Competitive Real Estate Commission. A real estate or brokerage commission for the purchase or sale of property which is reasonable, customary, and competitive in light of the size, type, and location of the property.

Contract Sales Price. Total consideration received by Wells REIT, Wells OP or any subsidiary thereof, for a Sale of a Property.

Director. A member of the Board of Directors of Wells REIT.

Dividends. Any dividends or other distributions of money or other property by Wells REIT to its Stockholders, including distributions that may constitute a return of capital for federal income tax purposes.

Employee Expenses. Employee Expenses is defined in Section 9(a)(i).

Existing Portfolio Properties. All Properties owned by Wells REIT, Wells OP or any subsidiary thereof, or in which any such entity owns an interest, on December 31, 2004.

Fair Market Value. The gross purchase price of Properties acquired by Wells REIT, Wells OP or any subsidiary thereof, including any debt attributable to such investments, or the pro rata share of the gross purchase price held by Joint Ventures in which Wells REIT or Wells OP invests, until such time as Wells REIT has begun estimating the value of all interests Wells REIT holds in Properties or Joint Ventures to assist ERISA fiduciaries in fulfilling their annual valuation and reporting responsibilities; and after such time, “Fair Market Value” shall mean the aggregate value of Wells REIT’s interest in the Properties and Joint Ventures as established in connection with the most recent estimated ERISA valuation, without reducing such evaluation by any debt.

Independent Director. A Director who is not and within the last two years has not been directly or indirectly associated with the Asset Advisor by virtue of (i) ownership of an interest in the Asset Advisor or its Affiliates, (ii) employment by the Asset Advisor or its Affiliates, (iii) service as an officer or director of the Asset Advisor or its Affiliates, (iv) performance of services, other than as a Director, for Wells REIT, (v) service as a director or trustee of more than three real estate investment trusts advised by the Asset Advisor, or (vi) maintenance of a material business or professional relationship with the Asset Advisor or any of its Affiliates. A business or professional relationship is considered material if the gross revenue derived by the Director from the Asset Advisor and Affiliates exceeds 5.0% of either the Director’s annual gross revenue during either of the last two years or the Director’s net worth on a fair market value basis. An indirect relationship shall include circumstances in which a Director’s spouse, parents, children, siblings, mothers- or fathers-in-law, sons- or daughters-in-law, or brothers- or sisters-in-law is or has been associated with the Asset Advisor, any of its Affiliates, or Wells REIT.

Improvements. Buildings, structures, equipment from time to time located on the Properties and all parking and common areas located on the Properties.

Independent Appraiser. A qualified appraiser of real estate as determined and selected by the Board. Membership in a nationally recognized appraisal society such as the American Institute of Real Estate Appraisers (“M.A.I.”) or the Society of Real Estate Appraisers (“S.R.E.A.”) shall be conclusive evidence of such qualification.

Invested Capital. The amount calculated by multiplying the total number of Shares purchased by Stockholders by the issue price paid to Wells REIT for such Shares, reduced by the portion of any Dividends that are attributable to Net Sales Proceeds and by any amounts paid by Wells REIT to repurchase or redeem Shares from its Stockholders.

Joint Ventures. Any joint venture or general partnership arrangements established to acquire Properties in which Wells REIT or Wells OP, or any subsidiary thereof, is a co-venturer, general partner or joint venture partner with another Person.

Lease. Unless the context otherwise requires, any lease or sublease for any portion of a Property.

Listing. The listing of the Shares of Wells REIT on a national securities exchange or over-the-counter market.

Net Income. For any period, the total revenues applicable to such period, less the total expenses applicable to such period excluding additions to reserves for depreciation, bad debts or other similar non-cash reserves; provided, however, Net Income for purposes of calculating total allowable Operating Expenses (as defined herein) shall exclude the gain from the sale of Wells REIT’s assets.

Net Sales Proceeds. In the case of a transaction described in clause (i) (A) of the definition of Sale, the proceeds of any such transaction less the amount of all real estate commissions and closing costs paid by Wells REIT, Wells OP, or any subsidiary thereof. In the case of a transaction described in clause (i) (B) of such definition, Net Sales Proceeds means the proceeds of any such transaction less the amount of any legal and other selling expenses incurred in connection with such transaction. In the case of a transaction described in clause (i) (C) of such definition, Net Sales Proceeds means the proceeds of any such transaction actually distributed to Wells REIT or Wells OP from the Joint Venture. In the case of a transaction or series of transactions described in clause (i) (D) of the definition of Sale, Net Sales Proceeds means the proceeds of any such transaction less the amount of all commissions and closing costs paid by Wells REIT, Wells OP, or any subsidiary thereof. In the case of a transaction described in clause (ii) of the definition of Sale, Net Sales Proceeds means the proceeds of such transaction or series of transactions less all amounts generated thereby and reinvested in one or more Properties within 180 days thereafter and less the amount of any real estate commissions, closing costs, and legal and other selling expenses incurred by or allocated to Wells REIT or Wells OP in connection with such transaction or series of transactions. Net Sales Proceeds shall also include, in the case of any lease of a Property consisting of a building only, any amounts from tenants, borrowers or lessees that Wells REIT determines, in its discretion, to be economically equivalent to proceeds of a Sale. Net Sales Proceeds shall not include, as determined by Wells REIT in its sole discretion, any amounts used to reinvest in Properties, to repay outstanding indebtedness, or to establish reserves.

Operating Expenses. All costs and expenses incurred by Wells REIT, as determined under generally accepted accounting principles, which in any way are related to the operation of Wells REIT or to Wells REIT business, including advisory fees, but excluding (i) the expenses of raising capital such as Organizational and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and tax incurred in connection with the issuance, distribution, transfer, registration and Listing of the Shares, (ii) interest payments, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization and bad loan reserves, (v) Acquisition and Advisory Fees and Acquisition Expenses, and other expenses connected with the acquisition of real estate interests, mortgage loans or other property and (vi) real estate commissions on the Sale of Property, and other expenses connected with the acquisition and ownership of real estate interests, mortgage loans, or other property (such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair, and improvement of property).

Partnership Agreements. Partnership Agreement defined in Section 3(b)(x) hereof.

Person. An individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c) (17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof.

Property or Properties. All real estate properties, or interests in real estate properties, owned by Wells OP or Wells REIT, or any subsidiary thereof, or in which Wells OP, Wells REIT or any subsidiary thereof owns an interest, and all tracts acquired by Wells OP or Wells REIT, or any subsidiary thereof in the future or in which Wells OP, Wells REIT or any subsidiary thereof owns an interest, containing income-producing Improvements or on which Wells OP or Wells REIT, or any subsidiary thereof, will construct income-producing Improvements.

Property Manager. Any entity that has been retained to perform and carry out at one or more of the Properties the property management services.

Prospectus. “Prospectus” has the meaning set forth in Section 2(10) of the Securities Act of 1933, as amended (the “Securities Act”), including a preliminary Prospectus, an offering circular as described in Rule 256 of the General Rules and Regulations under the Securities Act or, in the case of an intrastate offering, any document by whatever name known, utilized for the purpose of offering and selling securities to the public.

Registration Statement. The most currently filed Registration Statement on Form S-11, or other applicable Form, with the Securities and Exchange Commission, of which the Prospectus is a part.

REIT. A “real estate investment trust” under Sections 856 through 860 of the Code.

Sale or Sales. (i) Any transaction or series of transactions whereby: (A) Wells REIT or the Wells OP, or any subsidiary thereof, sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, including the lease of any Property consisting of the building only, and including any event with respect to any Property which gives rise to a significant amount of insurance proceeds or condemnation awards; (B) Wells REIT or Wells OP, or any subsidiary thereof, sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all of the interest of Wells REIT or Wells OP in any Joint Venture in which it is a co-venturer or partner; or (C) any Joint Venture in which Wells REIT or Wells OP, or any subsidiary thereof, as a co-venturer or partner sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, including any event with respect to any Property which gives rise to insurance claims or condemnation awards, but (ii) not including any transaction or series of transactions specified in clause (i) (A), (i) (B), or (i) (C) above in which the proceeds of such transaction or series of transactions are reinvested in one or more Properties within 180 days thereafter.

Shares. Any shares of Wells REIT’s common stock, par value $.01 per share, which are issued and currently outstanding.

Stockholders. The record holders of Wells REIT’s Shares as maintained in Wells REIT’s books and records.

Stockholders’ 8.0% Return. As of each date, an aggregate amount equal to an 8.0% cumulative, noncompounded annual return on Invested Capital.

Subordinated Disposition Fee. The Subordinated Disposition Fee is defined in Section 8(b).

Subordinated Incentive Fee. The Subordinated Incentive Fee is defined in Section 8(d).

Subordinated Performance Fee Due Upon Termination. Subordinated Performance Fee Due Upon Termination means a fee equal to (1) 10% of the amount, if any, by which (a) the Appraised Value of the Properties at the Termination Date, less amounts of all indebtedness secured by the Properties, plus total Dividends distributed to Stockholders through the Termination Date exceeds (b) the sum of Invested Capital, plus Dividends distributed which were attributable to Net Sales Proceeds, plus total Dividends which would be required to be made to Stockholders in order to pay the Stockholders’ 8.0% Return from inception through the Termination Date less (2) any prior payment to the Asset Advisor of a Subordinated Share of Net Sales Proceeds.

Subordinated Share of Net Sales Proceeds. The Subordinated Share of Net Sales Proceeds is defined in Section 8(c).

Termination Date. The date of termination of the Agreement.

2%/25% Guidelines. The requirement pursuant to the guidelines of the North American Securities Administrators Association, Inc. that, in any 12 month period, total Operating Expenses not exceed the greater of 2% of Wells REIT’s Average Invested Assets during such 12 month period or 25% of Wells REIT’s Net Income over the same 12 month period.

Wells OP. Wells Operating Partnership, L.P., a Delaware limited partnership formed to own and operate properties on behalf of Wells REIT.

Wells REIT. Wells Real Estate Investment Trust, Inc., a corporation organized under the laws of the State of Maryland.

2. Appointment of Asset Advisor. Wells REIT hereby engages and retains Asset Advisor as its Asset Advisor and sole and exclusive asset manager of the portfolio of Properties, and Asset Advisor hereby accepts such appointment on the terms and conditions hereinafter set forth.

3. Duties of the Asset Advisor. Asset Advisor undertakes to use its best efforts to performing its duties hereunder to administer, promote, manage, operate, maintain, improve and lease the Properties in a diligent, careful and vigilant manner. The services of Asset Advisor performed pursuant to this Agreement are to be of scope and quality not less than those services generally performed by professional asset managers of other similar real estate portfolios. Asset Advisor shall make available to Wells REIT and Wells OP the full benefit of the judgment, experience and advice of the members of Asset Advisor’s organization and staff with respect to the policies to be pursued by Wells OP relating to the management, operation and leasing of the Properties. Asset Advisor shall also obtain Property Managers, which may include Affiliates of the Asset Advisor, to manage, promote and lease the Properties. In performance of these undertakings, subject to the supervision of the Board and consistent with the provisions of the Prospectus, Articles of Incorporation and Bylaws of Wells REIT, the Asset Advisor shall, either directly or by engaging an Affiliate, engage in the following activities:

(a)	Advisory Functions.

(i)	Serve as Wells REIT’s investment and financial advisor and provide research and economic and statistical data in connection with Wells REIT’s investment policies;

(ii)	Provide the daily management of Wells REIT and perform and supervise the various administrative functions reasonably necessary for the management of the day-to-day operations of Wells REIT;

(iii)	Consult with the officers and the Board of Wells REIT and assist the Board in the formulation and implementation of Wells REIT’s financial policies, and, as necessary, furnish the Board with advice and recommendations with respect to the making of investments consistent with the investment objectives and policies of Wells REIT and in connection with any borrowings proposed to be undertaken by Wells REIT; and

(iv)	Maintain and preserve the books and records of Wells REIT.

(b)	Asset Management Functions.

(i)	Formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, leasing and disposition of Properties on an overall portfolio basis;

(ii)	Oversee the performance of the Property Managers of their duties, including collection and proper deposits of rental payments and payment of Property expenses and maintenance;

(iii)	Conduct periodic on-site property visits to some or all (as the Asset Advisor deems reasonably necessary) of the Properties to inspect the physical condition of the Properties and to evaluate the performance of the related Property Manager of its duties;

(iv)	Review, analyze and comment upon the operating budgets, capital budgets and leasing plans prepared and submitted by the Property Manager of each Property;

(v)	Negotiate with banks or lenders with respect to financings and the refinancing of loans made to Wells REIT, Wells OP, or any subsidiary thereof, including but not limited to, lines of credit, loan assumptions, loan modifications and construction loans, but in no event in such a way so that the Asset Advisor shall be acting as broker-dealer or underwriter; provided that any fees and costs payable to third parties incurred by the Asset Advisor in connection with the foregoing shall be the responsibility of Wells REIT;

(vi)	Consult with the Board and assist the Board in evaluating and obtaining adequate insurance coverage based upon risk management determinations;

(vii)	Investigate, select, and, on behalf of Wells REIT, engage and conduct business with such Persons as the Asset Advisor deems necessary to the proper performance of its obligations hereunder, including but not limited to consultants, accountants, correspondents, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, builders, developers, property owners, mortgagors, and any and all agents for any of the foregoing, including Affiliates of the Asset Advisor, and Persons acting in any other capacity deemed by the Asset Advisor necessary or desirable for the performance of any of the foregoing services, including but not limited to entering into contracts in the name of Wells REIT with any of the foregoing;

(viii)	Review and analyze on-going financial information pertaining to each Property and the overall portfolio of Properties;

(ix)	Forward to Wells REIT promptly upon receipt all notices of violation or other notices from any governmental authority, and board of fire underwriters or any insurance company, and shall make such recommendations regarding compliance with such notice as shall be appropriate;

(x)

Receive copies of agreements of limited partnership, joint venture partnership agreements and operating agreements of Wells OP and its Affiliates (the “Partnership Agreements”) and become familiar with the terms thereof. Asset Advisor shall use reasonable care to avoid any act or omission which, in the performance of its duties hereunder, shall in any way conflict with the terms of the Partnership Agreements; and

(xi)	Recommend the disposal of, reinvestment of the proceeds from the sale of, or otherwise deal with the investments in Properties.

(c)	Accounting, SEC Compliance and Administrative Services.

(i)	Maintain accounting systems, records and data and any other information requested concerning the activities of Wells REIT as required and prepare and file periodic financial reports and returns required to be filed with the Securities and Exchange Commission and any other regulatory agency, including annual financial statements;

(ii)	Provide financial and operational planning services and portfolio management functions;

(iii)	Coordinate with Wells REIT’s independent accountants and auditors to prepare and deliver to Wells REIT’s audit committee an annual report covering the Asset Advisor’s compliance with certain material aspects of this Agreement;

(iv)	Provide tax and compliance services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;

(v)	Provide the Board with timely updates related to the overall regulatory environment affecting Wells REIT, as well as managing compliance with such matters, including but not limited to compliance with the Sarbanes-Oxley Act of 2002; and

(vi)	Perform all reporting, record keeping, internal controls and similar matters in a manner to allow Wells REIT to comply with applicable law including the Sarbanes-Oxley Act of 2002.

(d)	Other Functions.

(i)	From time-to-time, or at any time reasonably requested by the Board, make reports to the Board on the Asset Advisor’s performance of services to Wells REIT under this Agreement;

(ii)	Provide or arrange for administrative services and items, legal and other services, office space, office furnishings, personnel and other overhead items necessary and incidental to Wells REIT’s business and operations;

(iii)	Provide Wells REIT and Wells OP with all necessary cash management services; and

(iv)	Do all things necessary to assure its ability to render the services described in this Agreement.

(e) Approval of Leases, Contracts, Etc. In fulfilling its duties to Wells REIT and Wells OP, Asset Advisor may and hereby is authorized to enter into any property management agreements, leases, contracts or agreements on behalf of the Wells OP or Wells REIT, as the case may be, in the ordinary course of the management, operation, maintenance and leasing of the Properties.

(f) Right to Subcontract. Asset Advisor shall have the right to subcontract any of its duties or obligations to provide services to Wells REIT hereunder to an Affiliate or independent third-party provider at no additional cost or expense to Wells REIT.

4. Authority of Asset Advisor.

(a) Pursuant to the terms of this Agreement (including the restrictions included in this Section 4 and in Section 6), and subject to the continuing and exclusive authority of the Board over the management of Wells REIT, the Board hereby delegates to the Asset Advisor the authority to (1) supervise the management of Properties, (2) structure the terms and conditions of transactions pursuant to which investments will be managed for Wells REIT or Wells OP, and (3) arrange for financing and refinancing of Properties.

(b) If a transaction requires approval by the Independent Directors, the Asset Advisor will deliver to the Independent Directors all documents required by them to properly evaluate the proposed investment in the Property.

The prior approval of a majority of the Independent Directors and a majority of the Board not otherwise interested in the transaction will be required for each transaction with the Asset Advisor or its Affiliates.

The Board may, at any time upon the giving of notice to the Asset Advisor, modify or revoke the authority set forth in this Section 4. If and to the extent the Board so modifies or revokes the authority contained herein, the Asset Advisor shall henceforth submit to the Board for prior approval such proposed transactions involving Properties as thereafter require prior approval, provided however, that such modification or revocation shall be effective upon receipt by the Asset Advisor and shall not be applicable to transactions to which the Asset Advisor has committed Wells REIT prior to the date of receipt by the Asset Advisor of such notification.

5. Other Services. Should the Board request that the Asset Advisor or any director, officer or employee thereof render services for Wells REIT other than set forth in Section 3 and Section 4 hereof, such services shall be separately compensated at such rates and in such amounts as are agreed by the Asset Advisor and the Independent Directors of Wells REIT, subject to the limitations contained in the Articles of Incorporation, and shall not be deemed to be services pursuant to the terms of this Agreement.

6. Limitations on Activities. Anything else in this Agreement to the contrary notwithstanding, the Asset Advisor shall refrain from taking any action which, in its sole judgment made in good faith, would (a) adversely affect the status of Wells REIT as a REIT, (b) subject Wells REIT to regulation under the Investment Wells REIT Act of 1940, as amended, or

(c) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over Wells REIT, its Shares or its Securities, or otherwise not be permitted by the Articles of Incorporation or Bylaws of Wells REIT, except if such action shall be ordered by the Board, in which case the Asset Advisor shall notify promptly the Board of the Asset Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board. In such event the Asset Advisor shall have no liability for acting in accordance with the specific instructions of the Board so given. Notwithstanding the foregoing, the Asset Advisor, its directors, officers, employees and stockholders, and stockholders, directors and officers of the Asset Advisor’s Affiliates shall not be liable to Wells REIT or to the Board or Stockholders for any act or omission by the Asset Advisor, its directors, officers or employees, or stockholders, directors or officers of the Asset Advisor’s Affiliates, except as provided in Sections 20 and 21 of this Agreement.

7. Other Activities of the Asset Advisor. Nothing herein contained shall prevent the Asset Advisor from engaging in other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Asset Advisor or its Affiliates; nor shall this Agreement limit or restrict the right of any director, officer, employee, or stockholder of the Asset Advisor or its Affiliates to engage in any other business or to render services of any kind to any other partnership, corporation, firm, individual, trust or association. The Asset Advisor may, with respect to any investment in which Wells REIT is a participant, also render advice and service to each and every other participant therein. The Asset Advisor shall report to the Board the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or is anticipated to create a conflict of interest between the Asset Advisor’s obligations to Wells REIT and its obligations to or its interest in any other partnership, corporation, firm, individual, trust or association. The Asset Advisor or its Affiliates shall promptly disclose to the Board knowledge of such condition or circumstance. If the Asset Advisor or its Affiliates have sponsored other investment programs with similar investment objectives which have investment funds available at the same time as Wells REIT, it shall be the duty of the Board (including the Independent Directors) to adopt the method set forth in the Registration Statement or another reasonable method by which properties are to be allocated to the competing investment entities and to use their best efforts to apply such method fairly to Wells REIT.

The Asset Advisor shall be required to use its best efforts to present a continuing and suitable investment program to Wells REIT which is consistent with the investment policies and objectives of Wells REIT, but neither the Asset Advisor nor any Affiliate of the Asset Advisor shall be obligated generally to present any particular investment opportunity to Wells REIT even if the opportunity is of character which, if presented to Wells REIT, could be taken by Wells REIT. In the event that the Asset Advisor or its Affiliates is presented with a potential investment which might be made by Wells REIT and by another investment entity which the Asset Advisor or its Affiliates advises or manages, the Asset Advisor shall consider the investment portfolio of each entity, cash flow of each entity, the effect of the acquisition on the diversification of each entity’s portfolio, rental payments during any renewal period, the estimated income tax effects of the purchase on each entity, the policies of each entity relating to leverage, the funds of each entity available for investment and the length of time such funds have been available for investment. In the event that an investment opportunity becomes available which is suitable for both Wells REIT and a public or private entity which the Asset Advisor or its Affiliates are Affiliated, then the entity which has had the longest period of time elapse since it was offered an investment opportunity will first be offered the investment opportunity.

8. Fees.

(a) Asset Advisory Fees. Wells OP shall pay Asset Advisor on an annual basis, as compensation for the services provided under this Agreement, Asset Advisory Fees equal to 0.5% (50 basis points) of Fair Market Value of the Properties. Asset Advisory Fees shall be payable as follows:

(i)	An amount equal to one-twelfth of 0.45% (45 basis points) of Fair Market Value of the Properties determined as of the last day of the previous calendar year shall be paid by Wells REIT in cash to Asset Advisor on the last business day of each month, such amounts to be reduced by amounts, if any, equal to (A) tenant reimbursed property management fees actually paid to Wells Management Company, Inc. with respect to Existing Portfolio Properties which are being managed by Wells Management Company, Inc. on the effective date of this Agreement; and (B) in the event that Asset Advisor retains an independent third-party property manager to manage one or more of the Existing Portfolio Properties which are being managed by Wells Management Company, Inc. on the effective date of this Agreement, the amount of property management fees payable by Wells OP to said third-party property manager or managers; and

(ii)	An amount equal to one-twelfth of 0.05% (5 basis points) of Fair Market Value of the Properties determined as of the last day of the previous calendar year shall be paid by Wells REIT on the last business day of each month in cash; or, at the option of Asset Advisor, in Shares issued to a trust within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, pursuant to a form of trust agreement to be mutually agreed upon by Asset Advisor and Wells REIT. The value of the Shares for purposes of this Section 8(a)(ii) shall be deemed to be $10 per Share, reduced on a per share basis by any Dividends previously paid which were attributable to Net Sales Proceeds.

(b) Subordinated Disposition Fee. If Asset Advisor or an Affiliate thereof provides a substantial amount of the services (as determined by a majority of the Independent Directors) in connection with the Sale of one or more Properties sold, including Properties sold prior to January 1, 2005, the Asset Advisor or its Affiliate shall receive a Subordinated Disposition Fee equal to the lesser of (i) one-half of a Competitive Real Estate Commission or (ii) 3.0% of the sale price of such Property or Properties sold. The Subordinated Disposition Fee will be paid only if Stockholders have received total Dividends in an amount equal to the sum of their aggregate Invested Capital and their aggregate Stockholders’ 8.0% Return. To the extent that Subordinated Disposition Fees are not paid by Wells REIT on a current basis due to the foregoing limitation, the unpaid fees will be accrued and paid at such time as the subordination conditions have been satisfied. The Subordinated Disposition Fee may be paid in addition to real estate commissions paid to non-Affiliates, provided that the total real estate commissions paid to all persons by Wells REIT shall not exceed an amount equal to the lesser of (i) 6.0% of the Contract Sales Price of a Property or (ii) the Competitive Real Estate Commission. Upon Listing, if the Asset Advisor has accrued but not been paid such Subordinated Disposition Fee, then for purposes of determining whether the subordination conditions have been satisfied, Stockholders will be deemed to have received Dividends in the amount equal to the product of the total number of Shares outstanding and the average closing price or average of bid and asked price, as the case may be, over a period of 30 days during which the stock is traded, with such period beginning 180 days after Listing (the “Aggregate Share Trading Value”).

In the event this Agreement is terminated prior to such time as the Stockholders have received total Dividends in an amount equal to 100% of Invested Capital plus an amount sufficient to pay the Stockholders’ 8.0% Return through the Termination Date, an appraisal of the Properties then owned by Wells REIT shall be made and the Subordinated Disposition Fee on Properties previously sold will be deemed earned if the Appraised Value of the Properties then owned by Wells REIT, Wells OP and their subsidiaries plus total Dividends received prior to the Termination Date equals 100% of Invested Capital plus an amount sufficient to pay the Stockholders’ 8.0% Return through the Termination Date.

(c) Subordinated Share of Net Sales Proceeds. The Subordinated Share of Net Sales Proceeds shall be payable to the Asset Advisor in an amount equal to 10% of Net Sales Proceeds remaining, if any, after the Stockholders have received Dividends equal to the sum of the Stockholders’ 8.0% Return and 100% of Invested Capital. Following Listing, no Subordinated Share of Net Sales Proceeds will be paid to the Asset Advisor.

(d) Subordinated Incentive Fee. Upon Listing, Asset Advisor shall be entitled to the Subordinated Incentive Fee in an amount equal to 10.0% of the amount by which (i) the market value of the outstanding stock of Wells REIT, measured by taking the Aggregate Share Trading Value, plus the total of all Dividends paid to Stockholders from Wells REIT’s inception until the date of Listing, exceeds (ii) the sum of (A) 100% of Invested Capital and (B) the total Dividends which would be required to be paid to the Stockholders in order to pay the Stockholders’ 8.0% Return from inception through the date of Listing. The Subordinated Incentive Fee shall be paid in cash or, at the option of Wells REIT, may be paid in Shares; provided, that in the event Wells REIT elects to pay all or some portion of the Subordinated Incentive Fee in Shares, the Asset Advisor shall have the right to cause such Shares to be registered with the Securities and Exchange Commission pursuant to the terms of a registration rights agreement in such form as shall be negotiated between the parties and mutually agreed upon by both Wells REIT and Asset Advisor prior to the issuance of such Shares. If some or all of the Subordinated Incentive Fee is paid in Shares, the value of such Shares shall be determined by using the average closing price or average of bid and asked price, as the case may be, over a period of 30 days during which the stock is traded, with such period beginning 180 days after Listing. The Subordinated Incentive Fee will be reduced by the amount of any prior payment to Asset Advisor of a deferred Subordinated Share of Net Sales Proceeds from a Sale or Sales of Property. In the event the Subordinated Incentive Fee is paid to Asset Advisor following Listing, no other performance fee will be paid to Asset Advisor.

(e) Changes to Fee Structure. In the event of Listing, Wells REIT and the Asset Advisor shall negotiate in good faith to establish a fee structure appropriate for a perpetual-life entity. A majority of the Independent Directors must approve the new fee structure negotiated with the Asset Advisor. In negotiating a new fee structure, the Independent Directors shall consider all of the factors they deem relevant, including, but not limited to: (i) the amount of the advisory fee in relation to the asset value, composition and profitability of the Properties; (ii) the success of the Asset Advisor in generating opportunities that meet the investment objectives of Wells REIT; (iii) the rates charged to other REITs and to investors other than REITs by advisors performing the same or similar services; (iv) additional revenues realized by the Asset Advisor and its Affiliates through their relationship with Wells REIT, including loan administration, underwriting or broker commissions, servicing, engineering, inspection and other fees, whether paid by Wells REIT or by others with whom Wells REIT does business; (v) the quality and extent of service and advice furnished by the Asset Advisor; (vi) the performance of the Properties, including income, conversion or appreciation of capital, and number and frequency of problem investments; and (vii) the quality of the Properties in relationship to the investments generated by the Asset Advisor for its own account. The new fee structure can be no more favorable to the Asset Advisor than the current fee structure.

(f) Loans from Affiliates. If any loans are made to Wells REIT or Wells OP by the Asset Advisor or any Affiliate of the Asset Advisor, the terms of any such loans shall be no less favorable than the terms available between non-Affiliated Persons for similar commercial loans and must be approved by a majority of Directors, including a majority of Independent Directors.

9. Expenses.

(a) Expenses. Except as otherwise specifically provided, all costs and expenses incurred hereunder by Asset Advisor in fulfilling its duties to Wells OP shall be on behalf of Wells OP or Wells REIT. In addition to the compensation paid to the Asset Advisor pursuant to Section 8 hereof, Wells REIT shall pay directly or reimburse the Asset Advisor for all of the expenses paid or incurred by the Asset Advisor in connection with the services it provides to Wells REIT or Wells OP pursuant to this Agreement, including, but not limited to:

(i)	Reasonable wages and salaries and other employee-related expenses of employees of Asset Advisor who are directly engaged in the operation, management, maintenance and leasing or access control of the Properties or any other services provided to Wells REIT or Wells OP pursuant to this Agreement, including taxes, insurance and benefits relating to such employees (“Employee Expenses”);

(ii)	Legal, travel and other out-of-pocket expenses which are directly related to services performed under this Agreement;

(iii)	Taxes and assessments on income or Property and taxes as an expense of doing business;

(iv)	Expenses of managing and operating Properties, whether payable to an Affiliate of Asset Advisor or a non-affiliated person;

(v)	Interest and other costs for borrowed money, including discounts, points and other similar fees;

(vi)	Costs associated with insurance required in connection with the business of Wells OP, Wells REIT or by the Board;

(vii)	Expenses in connection with payments to the Board and meetings of the Board and Stockholders;

(viii)	Audit, accounting and legal fees;

(ix)	Expenses connected with payments of Dividends in cash or otherwise made or caused to be made by Wells REIT to the Stockholders;

(x)	Expenses of merging, liquidating or dissolving Wells REIT or of amending the Articles of Incorporation or Bylaws;

(xi)	Expenses associated with Listing and, if applicable, the issuance and distribution of Shares and Securities in connection therewith such as selling commissions and fees, advertising expenses, taxes, legal and accounting fees, Listing and registration fees, and other Organizational and Offering Expenses; and

(xii)	Out of pocket costs in order for Wells OP or Wells REIT to comply with all applicable laws, regulations and ordinances.

The determination as to whether a cost or expense is of a type or nature that is reimbursable by Wells REIT or Wells OP shall be made in a manner consistent with the practices in effect as of the effective date hereof, except costs or expenses otherwise specifically approved for reimbursement by a majority of the Independent Directors of Wells REIT.

(b) Notwithstanding the above, and except for reimbursement of additional Employee Expenses otherwise specifically approved for reimbursement by a majority of the Independent Directors of Wells REIT, the sum of (i) reimbursements to the Asset Advisor for Employee Expenses; plus (ii) reimbursements of Employee Expenses to the Acquisition Advisor pursuant to Section 9 of that certain Acquisition Advisory Agreement of even date herewith; plus (iii) reimbursements to Wells Management Company, Inc. of Employee Expenses under Section 3.1 of that certain Master Property Management, Leasing and Construction Management Agreement of even date herewith, but only to the extent that such Employee Expenses under said Master Property Management, Leasing and Construction Management Agreement relate specifically to Existing Portfolio Properties which are being managed by Wells Management Company, Inc. on the effective date hereof, shall not exceed $8,240,000 in the aggregate in any fiscal year.

(c) Expenses incurred by the Asset Advisor on behalf of Wells OP or Wells REIT and payable pursuant to this Section 9 shall be reimbursed no less than monthly to the Asset Advisor. The Asset Advisor shall prepare a statement documenting the expenses of Wells REIT during each quarter, and shall deliver such statement to Wells REIT within 45 days after the end of each quarter.

10. Fidelity Bond. Asset Advisor shall maintain a fidelity bond for the benefit of Wells OP and Wells REIT which bond shall insure Wells OP and Wells REIT from losses of up to $5,000,000 per occurrence and shall be of the type customarily purchased by entities performing services similar to those provided to Wells OP and Wells REIT by the Asset Advisor.

11. Reimbursement to the Asset Advisor. Wells REIT shall not reimburse the Asset Advisor and its Affiliates at the end of any fiscal quarter Operating Expenses that, in the four consecutive fiscal quarters then ended (the “Expense Year”) exceed (the “Excess Amount”) the greater of 2% of Average Invested Assets or 25% of Net Income (the “2%/25% Guidelines”) for such year. Any Excess Amount paid to the Asset Advisor during a fiscal quarter shall be repaid to Wells REIT. If there is an Excess Amount in any Expense Year and the Independent Directors determine that such excess was justified, based on unusual and nonrecurring factors which they deem sufficient, the Excess Amount may be carried over and included in Operating Expenses in subsequent Expense Years, and reimbursed to the Asset Advisor in one or more of such years, provided that Operating Expenses in any Expense Year, including any Excess Amount to be paid to the Asset Advisor, shall not exceed the 2%/25% Guidelines. Within 60 days after the end of any fiscal quarter of Wells REIT for which total Operating Expenses for the Expense Year exceed the 2%/25% Guidelines, there shall be sent to the stockholders a written disclosure of such fact, together with an explanation of the factors the Independent Directors considered in determining that such excess expenses were justified. Such determination shall be reflected in the minutes of the meetings of the Board of Directors. Wells REIT will not reimburse the Asset Advisor or its Affiliates for services for which the Asset Advisor or its Affiliates are entitled to compensation in the form of a separate fee. All figures used in the foregoing computation shall be determined in accordance with generally accepted accounting principles applied on a consistent basis.

12. Term, Termination.

(a) Term. This Agreement shall commence effective January 1, 2005, and shall continue until terminated in accordance with the earliest to occur of the following:

(i)	One year from the date of the commencement of the term hereof. However, this Agreement will be automatically extended for an additional one-year period at the end of each year unless Wells OP or Asset Advisor gives sixty (60) days written notice of its intention to terminate the Agreement; or

(ii)	Immediately upon the occurrence of any of the following:

a)	A decree or order is rendered by a court having jurisdiction (1) adjudging Asset Advisor as bankrupt or insolvent, or (2) approving as properly filed a petition seeking reorganization, readjustment, arrangement, composition or similar relief for Asset Advisor under the federal bankruptcy laws or any similar applicable law or practice, or (3) appointing a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of Asset Advisor or a substantial part of the property of Asset Advisor, or for the winding up or liquidation of its affairs; or

b)	Asset Advisor (1) institutes proceedings to be adjudicated a voluntary bankrupt or an insolvent, (2) consents to the filing of a bankruptcy proceeding against it, (3) files a petition or answer or consent seeking reorganization, readjustment, arrangement, composition or relief under any similar applicable law or practice, (4) consents to the filing of any such petition, or to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency for it or for a substantial part of its property, (5) makes an assignment for the benefit of creditors, (6), is unable to or admits in writing its inability to pay its debts generally as they become due unless such inability shall be the fault of Wells OP, or (7) takes corporate or other action in furtherance of any of the aforesaid purposes.

Upon termination, the obligations of the parties hereto shall cease, provided that Asset Advisor shall comply with the provisions hereof applicable in the event of termination and shall be entitled to receive all compensation which may be due Asset Advisor hereunder up to the date of such termination, and provided, further, that if this Agreement terminates pursuant to clause (ii) above, Wells REIT shall have other remedies as may be available at law or in equity.

13. Termination by Either Party. This Agreement may be terminated upon 60 days written notice without Cause or penalty, by either party (upon approval of a majority of the Independent Directors of Wells REIT in the case of termination of this Agreement by Wells REIT).

14. Payments to and Duties of Asset Advisor upon Termination.

(a) After the Termination Date, Asset Advisor shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from Wells REIT within 30 days after the effective date of such termination the following:

(i)	All unpaid reimbursements of expenses and all earned but unpaid fees payable to Asset Advisor prior to termination of this Agreement; and

(ii)	The Subordinated Performance Fee Due Upon Termination, provided that no Subordinated Performance Fee Due Upon Termination will be paid if Wells REIT has paid or is obligated to pay the Subordinated Incentive Fee.

(b) Asset Advisor shall promptly upon termination:

(i)	Pay over to Wells REIT all money collected and held for the account of Wells REIT pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(ii)	Deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(iii)	Deliver to the Board all assets and documents of Wells REIT then in the custody of the Asset Advisor;

(iv)	Transfer and assign to Wells REIT, or its designee, all service contracts and personal property relating to the services provided under this Agreement; and

(v)	Cooperate with Wells REIT to provide an orderly management transition.

15. Relationship with Directors. Directors, officers and employees of the Asset Advisor or an Affiliate of the Asset Advisor or any corporate parents of an Affiliate, or directors, officers or stockholders of any director, officer or corporate parent of an Affiliate may serve as a Director and as officers of Wells REIT, except that no director, officer or employee of the Asset Advisor or its Affiliates who also is a Director or officer of Wells REIT shall receive any compensation from Wells REIT for serving as a Director or officer other than reasonable reimbursement for travel and related expenses incurred in attending meetings of the Board.

16. Relationship of Asset Advisor, Wells OP and Wells REIT. Asset Advisor is not a partner or joint venturer with Wells REIT or Wells OP, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on any of them, and neither shall have the power to bind or obligate the other except as set forth herein. In all respects, the status of Asset Advisor under this Agreement is that of an independent contractor.

17. Bank Accounts. The Asset Advisor may establish and maintain one or more bank accounts in its own name for the account of Wells REIT or Wells OP or in the name of Wells REIT or Wells OP and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of Wells REIT or Wells OP, under such terms and conditions as the Board may approve, provided that no funds shall be commingled with the funds of the Asset Advisor; and the Asset Advisor shall from time to time render appropriate accountings of such collections and payments to the Board and to the auditors of Wells REIT.

18. Records; Access. The Asset Advisor shall maintain appropriate records of all its activities hereunder and make such records available for inspection by the Board and by counsel, auditors and authorized agents of Wells REIT, at any time or from time to time during normal business hours. The Asset Advisor shall at all reasonable times have access to the books and records of Wells REIT.

19. Assignment. The Asset Advisor shall have the right to assign this Agreement to a successor organization which carries on the affairs of and assumes the duties and obligations of the Asset Advisor hereunder, and provided that following such assignment, the persons who control the operations of the Asset Advisor immediately prior to such assignment also control the operations of such successor organization, including the performance of its duties under this Agreement. In addition, for the purpose of obtaining financing, Asset Advisor may collaterally assign its right to receive fees under this Agreement and, upon the receipt of written notice from any such assignee that Asset Advisor is in default pursuant to the terms of any such financing, Wells OP shall pay any Asset Advisory Fees otherwise payable to Asset Advisor pursuant to Section 8(a) of this Agreement to such assignee. Except as set forth above, this Agreement may not be assigned by the Asset Advisor without the written consent of Wells REIT. This Agreement may not be assigned by Wells REIT without the written consent of the Asset Advisor, except in the case of an assignment by Wells REIT to a corporation, trust or other organization which is a successor in interest to Wells REIT. Any assignment of this Agreement shall be binding upon the assignee in the same manner and the assignor is bound hereunder.

20. Indemnification by Wells OP and Wells REIT. Wells OP and Wells REIT shall jointly, and severally, indemnify and hold harmless the Asset Advisor and its Affiliates, including their respective officers, directors, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, subject to any limitations imposed by the laws of the State of Maryland or the Articles of Incorporation of Wells REIT. Notwithstanding the foregoing, the Asset Advisor shall not be entitled to indemnification or be held harmless pursuant to this Section 20 for any activity which the Asset Advisor shall be required to indemnify or hold harmless Wells OP or Wells REIT pursuant to Section 21. Any indemnification of the Asset Advisor may be made only out of the net assets of Wells OP or Wells REIT and not from Stockholders.

21. Indemnification by Asset Advisor. The Asset Advisor shall indemnify and hold harmless Wells OP and Wells REIT from contract or other liability, claims, damages, taxes or losses and related expenses including attorneys’ fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Asset Advisor’s bad faith, fraud, willful misfeasance, misconduct, negligence or reckless disregard of its duties; provided, however, that the Asset Advisor shall not be held responsible for any action of the Board of Directors in following or declining to follow any advice or recommendation given by the Asset Advisor.

22. Notices. All notices, approvals, consents and other communications hereunder shall be in writing, and, except when receipt is required to start the running of a period of time, shall be deemed given when delivered in person or on the fifth day after its mailing by either party by registered or certified United States mail, postage prepaid and return receipt requested, to the other party, at the addresses set forth after their respect name below or at such different addresses as either party shall have theretofore advised the other party in writing in accordance with this Section 22.

Wells OP:	Wells Operating Partnership, L.P. c/o Wells Real Estate Investment Trust, Inc. 6200 The Corners Parkway Norcross, Georgia 30092-3365

Wells REIT:	Wells Real Estate Investment Trust, Inc. 6200 The Corners Parkway Norcross, Georgia 30092-3365

Asset Advisor:	Wells Management Company, Inc.
6200 The Corners Parkway
Norcross, Georgia 30092-3365

23. Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Georgia.

24. Modification. This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or assignees.

25. Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

26. Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

27. Indulgences, not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

28. Disputes. If there shall be a dispute between the parties relating to this Agreement resulting in litigation, the prevailing party(ies) in such litigation shall be entitled to recover from the other party(ies) to such litigation such amount as the court shall fix as reasonable attorneys’ fees.

29. Activities of Asset Advisor. The obligations of Asset Advisor pursuant to the terms and provisions of this Agreement shall not be construed to preclude Asset Advisor from engaging in other activities or business ventures, whether or not such other activities or ventures are in competition with the Wells OP, Wells REIT or the business of Wells OP or Wells REIT.

30. Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

31. Titles not to Affect Interpretation. The titles of Sections and Subsections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

32. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

33. The “Wells” Name. It is acknowledged and agreed that Asset Advisor and its Affiliates have a proprietary interest in the name “Wells.” The Asset Advisor hereby grants to Wells REIT a non-transferable, non-assignable, non-exclusive royalty-free right and license to use the name “Wells” during the term of this Agreement. Accordingly, and in recognition of this right, if at any time Wells REIT ceases to retain Asset Advisor or an Affiliate thereof to perform the services of Asset Advisor, Wells REIT will, promptly after receipt of written request from Asset Advisor, cease to conduct business under or use the name “Wells” or any derivative thereof and Wells REIT shall change the name of the company to a name that does not contain the name “Wells” or any other word or words that might, in the reasonable discretion of the Asset Advisor, be susceptible of indication of some form of relationship between Wells REIT and the Asset Advisor or any Affiliate thereof. At such time, Wells REIT will also make any changes to any trademarks, servicemarks or other marks necessary to remove any references to the word “Wells.” Consistent with the foregoing, it is specifically recognized that the Asset Advisor or one or more of its Affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in real estate) and financial and service organizations having “Wells” as a part of their name, all without the need for any consent (and without the right to object thereto) by Wells REIT.

[Signatures appear on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Asset Management Advisory Agreement on the 30th day of December, 2004, to be effective as of the date first above written.

WELLS REIT:

WELLS REAL ESTATE INVESTMENT TRUST, INC.

By:
Leo F. Wells, III
President

WELLS OP:

WELLS OPERATING PARTNERSHIP, L.P.

By:	Wells Real Estate Investment Trust, Inc.
(As General Partner of Wells Operating
Partnership, L.P.)

By:
Douglas P. Williams
Executive Vice President

ASSET ADVISOR:

WELLS MANAGEMENT COMPANY, INC.

By:
M. Scott Meadows
Senior Vice President